Exhibit 2.12

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of March 3, 2005, among Intelsat, Ltd., a company organized under the laws of Bermuda (the “Co-obligor”), Intelsat (Bermuda), Ltd., a company organized under the laws of Bermuda and the company resulting from the Amalgamation (as defined below) (the “Successor”) and Wells Fargo Bank, National Association, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS Zeus Special Subsidiary Limited, a company organized under the laws of Bermuda (the “Issuer”) and the Co-obligor, have heretofore executed and delivered to the Trustee an Indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of February 11, 2005, providing for the issuance of the Issuer’s 9¼% Senior Discount Notes due 2015 (the “Notes”), in the aggregate principal amount at maturity of $478,700,000;

WHEREAS immediately prior to the Amalgamation Intelsat (Bermuda), Ltd. transferred its assets and liabilities to Intelsat Subsidiary Holding Company, Ltd. in connection with the Transfer Transactions;

WHEREAS, concurrently herewith, the Issuer has amalgamated with Intelsat (Bermuda), Ltd., with the resulting entity being the Successor (the “Amalgamation”);

WHEREAS Section 5.01 of the Indenture expressly permits the Amalgamation in connection with the Transfer Transactions;

WHEREAS, prior hereto or concurrently herewith, the Transfer Transactions have been consummated;

WHEREAS the Successor desires to execute and deliver to the Trustee a supplemental indenture pursuant to which the Successor evidences that it expressly assumes all of the obligations of the Issuer under the Indenture and the Notes on the terms and conditions set forth herein;

WHEREAS the Successor is organized under the laws of Bermuda and the Issuer is organized under the laws of Bermuda;

WHEREAS the Indenture provides that in connection with the Amalgamation and this Supplemental Indenture, the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, and such Officers’ Certificate and Opinion of Counsel have been delivered to the Trustee on the date hereof;

WHEREAS pursuant to Section 5.02 of the Indenture, concurrently with the Amalgamation in accordance with or permitted by Section 5.01 of the Indenture, the Successor shall succeed to and be substituted for, and may exercise every right and power of, the Issuer under the Indenture with the same effect as if such Successor has been named as the Issuer in the Indenture, and the Issuer shall thereby be released of its obligations under the Indenture and the Notes; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Issuer, the Co-obligor and the Trustee are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Successor and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, capitalized terms defined in the Indenture and not otherwise defined herein have the meanings assigned such terms in the Indenture. The words “herein,” “hereof” and hereby and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Assume Obligations. The Successor hereby agrees to assume the Issuer’s obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in the Indenture and the Notes, and succeed to and be substituted for, and may exercise every right and power of, the Issuer under the Indenture and the Notes with the same effect as if such Successor has been named as the Issuer in the Indenture and the Notes, and the Issuer shall thereby be released of its obligations under the Indenture and the Notes.

3. Notices. All notices or other communications to the Successor shall be given and addressed as provided in Section 11.02 of the Indenture.

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

INTELSAT (BERMUDA), LTD.

By:
Name:
Title:

INTELSAT, LTD.

By:
Name:
Title:

3

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE

By:
Name:
Title:

4